                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") is entered into as of October 22, 2005 by and among Skilled Healthcare Group, Inc., a Delaware corporation (the "COMPANY"), SHG Holding Solutions, Inc., a Delaware corporation ("BUYER"), SHG Acquisition Corp., a Delaware corporation ("MERGER SUB"), Heritage Partners Management Company, LLP (the "AGENT"), and Heritage Fund II, L.P., a Delaware limited partnership and Heritage Investors II, L.L.C., a Delaware limited liability company (collectively, the "WARRANTHOLDERS"), solely with respect to Sections 1.7, 1.9, 1.11 and Article 6 relating to the Warrants.

                                  INTRODUCTION

     The Boards of Directors of Buyer, Merger Sub and the Company have authorized and approved the acquisition of the Company by the Buyer by means of the merger of Merger Sub with and into the Company as provided herein (the "MERGER"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer.

     Stockholders of the Company holding shares with sufficient voting power to adopt this Agreement pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the "DGCL") and the Company's certificate of incorporation intend to execute a consent pursuant to Section 228 of the DGCL adopting this Agreement immediately following the execution and delivery of this Agreement.

     The Warrantholders are parties hereto solely for purposes of selling their Warrants. The Agent is a party hereto solely for the respective purposes set forth on the signature page hereto.

     An index of defined terms is set forth in Article 9.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                 MERGER; CLOSING

     1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Buyer. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to
Section 7.1 hereof, the consummation of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York, on (a) the latest of (x) December 30, 2005 or (y) five business days after the conditions set forth in Article 5 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived or (z) the date of the closing of the financing contemplated by the CSFB Commitment (but not later than February 10, 2006), or (b) such other date that is agreed to in writing by the Company and Buyer (the "CLOSING DATE"). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in customary form, with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware shall be referred to herein as the "EFFECTIVE TIME").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS.

          (A) Unless otherwise determined by Buyer prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article 1 of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Skilled Healthcare Group, Inc."

          (B) Unless otherwise determined by Buyer prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

     1.5 DIRECTORS AND OFFICERS.

          (A) DIRECTORS OF SURVIVING CORPORATION. Unless otherwise determined by Buyer prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall, together with Boyd W. Hendrickson, Jose C. Lynch and, at his election, William Scott, be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

          (B) OFFICERS OF SURVIVING CORPORATION. Unless otherwise determined by Buyer prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

          (C) DIRECTORS OF SUBSIDIARIES OF SURVIVING CORPORATION. Unless otherwise determined by Buyer prior to the Effective Time, Buyer, the Company and the Surviving Corporation shall cause the directors of any Subsidiaries immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective state of its incorporation and the respective bylaws of each such Subsidiary.

          (D) OFFICERS OF SUBSIDIARIES OF SURVIVING CORPORATION. Unless otherwise determined by Buyer prior to the Effective Time, Buyer, the Company and the Surviving Corporation shall cause the officers of the Company immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective state of its incorporation and the bylaws of each such Subsidiary.

     1.6 (A) CERTAIN DEFINITIONS; PRE-CLOSING DELIVERIES. As used herein, the following terms shall have the following meanings:

     "BUYER STOCK PURCHASE AGREEMENT" means an agreement between a Securityholder and Buyer pursuant to which, immediately prior to the Effective Time, such Securityholder shall (x) transfer shares of Common Stock to Buyer in exchange for shares of Buyer's preferred stock and common stock, or (y) transfer cash to Buyer in exchange for shares of Buyer's preferred stock and common stock or (z) transfer both cash and shares of Common Stock to Buyer in exchange for shares of Buyer's preferred stock and common stock, in each case as part of a transaction intended to qualify under Section 351 of the Code.

     "CLOSING MERGER CONSIDERATION" means (A) $640,000,000, plus (B) the aggregate amount, if any, of cash and cash equivalents of the Company and its Subsidiaries on hand immediately prior to the Closing (excluding Restricted
Cash), in excess of $1,000,000, minus (C) the amount of the Indebtedness, minus
(D) the Facility Sale Proceeds and the proceeds of other sales of material assets not in the ordinary course of business after the date hereof minus (E) if the Med-Cal retroactive rate increase for the 2004-2005 period has been received and the provider tax associated with such amount has not been paid, the amount of such provider tax that will become payable.

     "CLOSING TAX BENEFIT" means the amount by which the federal income taxes actually payable by the Company and its Subsidiaries with respect to the fiscal year in which the Closing occurs are less than the amount of such taxes that would have been payable for such periods, to the extent that such difference is as a result of deductions taken by the Company for (i) the exercise of Options in connection with the transactions contemplated by this Agreement, (ii) payment by the Company of the Sale Bonus Payments and (iii) the payment of the Trigger Event Cash Bonus Payments.

     "COMMON STOCK" means the Company's Class A Common Stock, $.01 par value per share.

     "COMPANY SECURITIES" means the outstanding shares of the Company's Common Stock, the Company's Class B Common Stock, $.01 par value per share, the Options and the Warrants, each of which is a "Company Security."

     "CREDIT FEES" means all fees and other amounts required to be paid under the First Lien Credit Agreement and the Second Lien Credit Agreement in connection with the consummation of the transactions contemplated hereby.

     "CSFB COMMITMENT" means a commitment from Credit Suisse for senior secured and subordinated financing for the transactions contemplated hereby.

     "ESCROW AGENT" means Mellon Trust of New England, N.A.

     "ESCROW AGREEMENT" means the Escrow Agreement among the Agent, Buyer and the Escrow Agent in the form of EXHIBIT 5.1(I) hereto.

     "FACILITY SALE PROCEEDS" means the proceeds (including the assumption of Indebtedness and current liabilities) received by the Company or any of its Subsidiaries prior to Closing in connection with the sale of Specified Facilities.

     "FIRST LIEN CREDIT AGREEMENT" means the Amended and Restated First Lien Credit Agreement dated as of June 15, 2005 by and among the Company, Credit Suisse, Cayman Islands Branch as Administrative Agent and the other parties named therein.

     "GENERAL ESCROW FUND" means $15,000,000.

     "INDEBTEDNESS" means, as of the Effective Time, the unpaid principal amount of, and accrued interest on, and any other amounts payable (excluding Credit
Fees) with respect to, all indebtedness for borrowed money of or guaranteed by the Company and its Subsidiaries (excluding all intercompany indebtedness among the Company and its Subsidiaries), including, without limitation, any notes payable, any deferred compensation liabilities (other than for the Sale Bonus Payments or the Trigger Event Cash Bonus Payments) that are not current liabilities, any capital lease obligations and all outstanding principal of and accrued but unpaid interest under (i) the First Lien Credit Agreement, and (ii) the Second Lien Credit Agreement.

     "OPTIONS" means all outstanding options to purchase shares of the Company's Common Stock.

     "RESTRICTED CASH" means cash as of immediately prior to the Closing that is of the type categorized as "restricted cash and investments" on the Balance Sheet.

     "ROLLOVER CASH AMOUNT" means (i) with respect to any particular Securityholder, the amount of cash, if any, that such Securityholder agrees to transfer to Buyer pursuant to a Buyer Stock Purchase Agreement and (ii) with respect to general references not to any particular Securityholder, the sum of the "Rollover Cash Amounts" determined in accordance with clause (i) for all Securityholders.

     "ROLLOVER SHARE AMOUNT" OR "RSA" means with respect to any particular Securityholder the amount determined pursuant to the following formula

                (CMC+EPW)-(EXP+TECBP)
     RSA = RS X ---------------------
                      CS+CSW+CES
where:

     RS    = such Securityholder's Rollover Shares

     CMC   = the Closing Merger Consideration

     EPW   = the exercise price of all Warrants

     EXP   = any amounts paid by the Agent pursuant to Section 1.8(b), based on a statement furnished by the Agent at Closing, plus a reserve of $1 million for future expenses

     TECBP = the Trigger Event Cash Bonus Payments

     CS    = the number of shares of Common Stock (including Rollover Shares)
             outstanding at the Closing

     CSW   = the number of shares of Common Stock for which the Warrants were exercisable at Closing

     CES   = the Common Equivalent Shares of John King and Mark Wortley

     When used as a general reference not to any particular Securityholder, "Rollover Share Amount" means the sum of the "Rollover Share Amounts" as so determined for all Securityholders.

     "ROLLOVER SHARES" means (i) with respect to any particular Securityholder, the number of shares of Common Stock, if any, that such Securityholder agrees to transfer to Buyer pursuant to a Buyer Stock Purchase Agreement and (ii) with respect to general references not to any particular Securityholder, the sum of the "Rollover Shares" determined in accordance with clause (i) for all Securityholders.

     "SALE BONUS PAYMENTS" means the aggregate payments payable by the Company to the holders of Options pursuant to those certain letter agreements dated on or about July 29, 2005 by and between the Company and the individuals listed on
SCHEDULE 1.6(C), which will be paid by the Company immediately prior to the Effective Time.

     "SECOND LIEN CREDIT AGREEMENT" means the Amended and Restated Second Lien Credit Agreement dated as of June 15, 2005 by and among the Company, Credit Suisse, Cayman Islands Branch as Administrative Agent and the other parties named therein.

     "SECURITYHOLDERS" means all holders of Company Securities, and John King and Mark Wortley, each of whom is a party to a Trigger Event Cash Bonus Agreement.

     "SELLERS" means the Company and all Securityholders.

     "SPECIFIED FACILITIES" means the assets comprising the Company's businesses known as the Comanche Nursing Center in Texas and Carson Senior Assisted Living in California or the Company's equity and debt interests in Subsidiaries holding only such assets and engaged in no other business.

     "STOCK CERTIFICATES" means stock certificates evidencing ownership of Common Stock.

     "TAX ESCROW FUND" means $6,000,000.

     "TRIGGER EVENT CASH BONUS AGREEMENTS" mean those certain Trigger Event Cash Bonus Agreements dated as of April 30, 2005 by and between the Company and each of John King and Mark Wortley.

     "WARRANTS" means all outstanding warrants to purchase Common Stock of the Company, to the extent not exercised or otherwise terminated prior to the Closing.

          (B) At least two business days prior to the Closing, the Company will furnish to the Buyer an estimate of all the components of Closing Merger Consideration and the components of the calculation of Rollover Share Amount other than "RS" and on the Closing Date a certificate (the "CLOSING MERGER CONSIDERATION CERTIFICATE") indicating the amount of all the components of the Closing Merger Consideration and setting forth a calculation of the Closing Merger Consideration and the components of the calculation of Rollover Share Amount other than "RS".

     1.7 CONVERSION OF COMMON STOCK; TREATMENT OF WARRANTS. As of the Effective Time, by virtue of the Merger and without any additional action on the part of any Securityholder,

          (A) each share of Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided in this Section 1.7, be cancelled and will cease to exist, and shall be converted into the right to receive a portion of the Closing Merger Consideration as set forth below;

          (B) each Warrant shall be cancelled and of no further value, force or effect, except that the Warrantholders shall be entitled to the payments specified in Section 1.10(b);

          (C) each Share of Common Stock held by Buyer (including Rollover Shares) will remain outstanding as one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation;

          (D) each Company Security held directly or indirectly by the Company or its Subsidiaries will be cancelled and will cease to exist, and no payment will be made with respect thereto; and

          (E) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.8 PAYMENT AT CLOSING; RETENTION AND PAYMENT OF CERTAIN AMOUNTS BY AGENT.

          (A) At the Closing, the Buyer and Merger Sub shall make a payment (i) to the Agent, in its capacity as Agent for the Sellers, in an amount, in the aggregate, equal to the Closing Merger Consideration, less the Rollover Share Amount, less the Rollover Cash Amount, less the General Escrow Fund and less the Tax Escrow Fund and (ii) to the Escrow Agent, an amount equal to the General Escrow Fund plus the Tax Escrow Fund, in all cases by wire transfer of immediately available funds.

          (B) Upon receipt of the amount set forth in Section 1.8(a)(i), the Agent shall pay the expenses of the Sellers relating to the transactions contemplated hereby which are to be borne by all Securityholders, including without limitation the fees and expenses of Choate, Hall & Stewart LLP, any other counsel to the Company, accountants and Credit Suisse First Boston LLC but excluding any fees and expenses incurred by or for the benefit of the Buyer or Merger Sub, including, without limitation, the Credit Fees and fees and expenses with respect to Buyer's obtaining the financing contemplated by the CSFB Commitment.

          (C) The Agent will retain from the amounts distributed to it pursuant to Section 1.8 the amount (the "AGENT FUND") that the Agent determines to be necessary to cover any potential obligations for the account of the Sellers under this Agreement, and all expenses relating thereto, including without limitation obligations for the account of the Sellers under Article 6. The Agent Fund will be held or disbursed by the Agent to cover any such potential obligations payable out of such amount which may arise in the future in connection with this Agreement. At such time as the Agent determines that no such further payments may be due, the Agent will distribute any remaining amounts in the Agent Fund as provided in Section 1.10. The retention by the Agent of a portion of the Closing Merger Consideration pursuant to this
Section 1.8 shall not be evidence that the Company has breached any provision of this Agreement or of any indemnification obligation hereunder. Notwithstanding anything to the contrary contained herein, in no event shall any portion of the Trigger Event Cash Bonus Payments be retained in the Agent Fund to cover obligations for the account of the Sellers under Article 6.

     1.9 PAYMENT OF CLOSING TAX BENEFIT.

          (A) Within 15 business days following the date on which the Company files its federal tax return for the fiscal year in which the Closing occurs, Buyer will pay to the Agent an amount, if any, equal to the Closing Tax Benefits, which shall be determined on the basis of such tax returns as filed, absent manifest error. The Company will claim all available deduction, and credits arising out of clauses (i) through (iv) of the definition of Closing Tax Benefit.

          (B) If the Agent has any objections to the calculations of Closing Tax Benefits, the Agent shall deliver to the Buyer a statement setting forth its objections thereto. If such objection is not delivered to the Agent within 30 days after receipt of such payment as contemplated above, the amount paid by Buyer shall be final, binding on and non-appealable by the parties hereto. The Agent and the Buyer shall negotiate in good faith to resolve any objections, but if they do not reach a final resolution within 5 business days after the delivery of the objection, the Agent and the Buyer shall submit such dispute to the auditors then employed by the Company or, if they will not serve, another mutually acceptable "big four" accounting firm (the "TAX DISPUTE RESOLUTION AUDITOR"). Any further submissions to the Tax Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Tax Dispute Resolution Auditor shall consider only those items and amounts which are identified in the objection as being items which the Agent and the Buyer are unable to resolve. The Agent and the Buyer shall use their commercially reasonable efforts to cause the Tax Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Tax Dispute Resolution Auditor's determination shall be based solely on the presentations by the Buyer and the Agent (i.e., not on the basis of an independent review). The resolution of the dispute by the Tax Dispute Resolution Auditor shall be final, binding on and non-appealable by the parties hereto. The costs and expenses of the Tax Dispute Resolution Auditor shall be allocated between the Buyer, on the one hand, and the Securityholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. If the Closing Tax Benefits as finally determined pursuant to this
Section 1.9 is less than the Closing Tax Benefits paid in accordance with
Section 1.9(a), the Buyer shall pay to the Agent (on behalf of the Securityholders) such difference.

     1.10 DISTRIBUTIONS BY AGENT. All amounts received hereunder by the Agent and not retained or paid to third parties pursuant to Section 1.8, or which become eligible for distribution pursuant to Section 1.8 (together with any interest thereon), will be distributed by the Agent as follows:

          (A) TRIGGER EVENT CASH BONUS PAYMENTS. The amount to be paid to each of John King and Mark Wortley under the Trigger Event Cash Bonus Agreements, prior to any other payments under this Section 1.10, shall be equal to the product of (A) (x) the number of shares of Common Stock that, if held by such executive would result in him receiving his Then Effective Ownership Percentage (as defined in the Trigger Event Cash Bonus Agreements) of the Closing Merger Consideration available for distribution to Securityholders hereunder (his "COMMON EQUIVALENT SHARES") divided by (y) the denominator of the fraction contained in the definition of Rollover Share Amount, times (B) $107 million (such payments being referred to herein as the "TRIGGER EVENT CASH BONUS PAYMENTS").

          (B) COMMON STOCK. The amount (the "PER-SHARE AMOUNT") to be paid to each Securityholder in respect of each share of Common Stock held by such Securityholder (including Rollover Shares), shall be (i) (A) the total amount available for distribution under this Section 1.10(b) (after giving effect to the Trigger Event Cash Bonus Payments), plus (B) the aggregate exercise price of the Warrants, plus (C) the Rollover Share Amount, plus (D) the Rollover Cash Amount divided by (ii) the sum of (A) the number of shares of Common Stock (including Rollover Shares) outstanding at Closing, plus (B) the number of shares of Common Stock for which the Warrants were exercisable at Closing, plus
(C) the Common Equivalent Shares of John King and Mark Wortley.

          (C) TRIGGER EVENT CASH BONUS COMMON EQUIVALENTS. Each of John King and Mark Wortley shall be entitled to receive under the Trigger Event Cash Bonus Agreements the Per-Share Amount multiplied by his Common Equivalent Shares.

          (D) WARRANTS. The amount to be paid to each Warrantholder in respect of each Warrant held by such Warrantholder, shall be determined by multiplying
(i) the aggregate number of shares of Common Stock for which such Warrant was exercisable at Closing by (ii) the excess of the Per-Share Amount over the per share exercise price for such Warrant.

          (E) ROLLOVER LIMITATION. Notwithstanding the foregoing, no Securityholder shall be entitled to receive a distribution from the Agent pursuant to any subsection of this Section 1.10 until, and then only to the extent that, the aggregate amount of all distributions to such Securityholder pursuant to this Section 1.10 exceeds the sum of such Securityholder's Rollover Share Amount plus such Securityholder's Rollover Cash Amount. A Securityholder's Rollover Cash Amount shall be deemed to have been paid to the Buyer on behalf of such Securityholder in satisfaction of such Securityholder's obligations to transfer cash to Buyer pursuant to such Securityholder's Buyer Stock Purchase Agreement.

     The parties will work together in good faith to prepare a distribution schedule for allocating post-Closing payments by the Agent

     The determination of the Agent of amounts payable under Sections 1.8, 1.9 and this Section 1.10 shall be final and binding.

          (F) WITHHOLDING. The Agent shall deduct and withhold from any payments to a Securityholder such amounts as may be required to be deducted or withheld on account of such payments or in connection with the consummation of the transactions contemplated hereby under any tax or other legal requirement and shall include withholding with respect to the transactions giving rise to a Securityholder's Rollover Cash Amount, including with respect to the forgiveness by the Company of indebtedness from William Scott as contemplated in Section
4.2. To the extent that amounts are so deducted or withheld, the Agent shall remit such amounts to the Company and the Company shall be obligated to make all required withholding tax payments to the applicable tax or other authorities. Such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder, and the Agent shall provide to the Company and the Securityholder written notice of the amounts so deducted or withheld.

          (G) No Securityholder may agree to invest in Buyer an amount of Rollover Shares and Rollover Cash Amount that would result in the net cash amount payable to such Securityholder at Closing after giving effect to (e) and
(f) above, being less than $1.

     1.11 DISSENTING SHARES. Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive a portion of the Closing Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, a pro rata share of the Closing Merger Consideration.

     1.12 SURRENDER OF CERTIFICATES. The Agent shall comply with the following provisions applicable to payment of the Closing Merger Consideration:

          (A) Prior to the Effective Time, the Agent shall mail to each record holder of Common Stock and each Warrantholder, a letter of transmittal in a form reasonably satisfactory to the Buyer and the Agent (the "LETTER OF TRANSMITTAL") which shall (i) specify that delivery shall be effected, and risk of loss and title to any Stock Certificate or certificate evidencing a Warrant (a "WARRANT CERTIFICATE") shall pass, only upon proper delivery of such Stock Certificate or Warrant Certificate, together with such

Letter of Transmittal duly executed, to the Company and instructions for use in surrendering such Stock Certificates and Warrant Certificates and receiving the payments contemplated by Section 1.10, (ii) include customary representations and warranties from such holders as to their ownership of and ability to surrender their Company Securities and (iii) include a waiver by such holder of any claims against the Company and the Surviving Corporation, and their respective Subsidiaries, that such holder has or may have in its capacity as a holder of Common Stock or Warrants except for claims to receive the payments contemplated by Section 1.10. After the delivery of the relevant Letter of Transmittal and surrender of each such Stock Certificate or Warrant Certificate, the Agent shall pay the holder of such Stock Certificate or Warrant Certificate an amount as determined in accordance with Section 1.10 in consideration therefor, and such Stock Certificate or Warrant Certificate shall forthwith be cancelled. Until so surrendered, each such Stock Certificate (other than Stock Certificates representing (1) Common Stock held by the Company or any Subsidiary of the Company or held in the treasury of the Company or (2) Dissenting Shares) and Warrant Certificate shall represent solely the right to receive the payments contemplated by Section 1.10.

          (B) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock or Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Warrant Certificates formerly representing shares of Common Stock or Warrants are presented to the Surviving Corporation or the Agent, such Stock Certificates or Warrant Certificates shall be surrendered and cancelled in return for the payments contemplated by Section 1.10.

          (C) No interest shall accrue or be paid on the cash payable upon the delivery of Stock Certificates, Warrant Certificates or Letters of Transmittal. Neither the Agent nor any party hereto shall be liable to a holder of Common Stock or Warrants for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (D) In the event that any Stock Certificate or Warrant Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and grant of indemnification by the person claiming such Stock Certificate or Warrant Certificate to be lost, stolen or destroyed, each in form and substance reasonably satisfactory to the Agent, the Agent shall make the payment with respect to such Stock Certificate or Warrant Certificate to which such person is entitled pursuant to this Article 1.

     1.13 DELIVERIES AT CLOSING BY THE SELLER AND THE COMPANY. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.2, the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 5.1.

     1.14 DELIVERIES AT CLOSING BY THE BUYER. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 5.1, the Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 5.2.

     1.15 POST CLOSING ADJUSTMENT.

               (i) If the Buyer has any objections to the calculations set forth in the Closing Merger Consideration Certificate, the Buyer shall deliver to the Agent a statement setting forth its objections thereto (an "OBJECTIONS STATEMENT"). If an Objections Statement is not delivered to the Agent within 10 days after the Closing Date, the calculations set forth in the Closing Merger Consideration Certificate shall be final, binding on and non-appealable by the parties hereto. The Agent and the Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 5 business days after the delivery of the Objections Statement, the Agent and the Buyer shall submit such dispute to the auditors then employed by the Company or, if they will not serve, another mutually acceptable "big four" accounting firm (the "DISPUTE RESOLUTION AUDITOR"). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Agent and the Buyer are unable to resolve. The Agent and the Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor's determination shall be based solely on the presentations by the Buyer and the Agent (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding on and non-appealable by the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between the Buyer, on the one hand, and the Securityholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

               (ii) If the Closing Merger Consideration as finally determined pursuant to Section 1.15(b)(i) above is greater than the Closing Merger Consideration paid at Closing, the Buyer shall pay to the Agent (on behalf of the Securityholders) such excess. If the Closing Merger Consideration as finally determined pursuant to Section 1.15(b)(i) above is less than the Closing Merger Consideration paid at Closing, the Agent (on behalf of the Securityholders) shall pay to the Buyer such amount. Payments to be made pursuant to this Section 1.15(b)(ii) shall be made promptly (but in any event within five business days) by wire transfer of immediately available funds to an account or accounts designated by the Agent or Buyer, as applicable.

     1.16 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Buyer, Merger Sub, and the officers and directors of the Company, Buyer and Merger Sub shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     The Company represents and warrants to the Buyer that each of the statements contained in this Article 2 is true and correct as of the date hereof. Except for the representations and warranties set forth in this Article 2, the Company makes no other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

     2.1 ORGANIZATION, POWER AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the charter and by-laws of the Company, each as amended to date (the "COMPANY CHARTER DOCUMENTS"), that have been delivered to the Buyer by the Company are complete and correct copies thereof.

     2.2 POWER AND AUTHORITY. The Company has the corporate power and authority and has taken all required corporate action on its part to permit it to execute and deliver this Agreement and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby, except for the submission of this Agreement to a vote of the Company's stockholders.

     2.3 VALIDITY AND ENFORCEABILITY. This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and to general equitable principles.

     2.4 SUBSIDIARIES. SCHEDULE 2.4 sets forth a list of the Company's Subsidiaries. Except as set forth on SCHEDULE 2.4, neither the Company nor any of its Subsidiaries owns or has the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. The record owners of all of the issued and outstanding capital stock or other equity interests of each of the Company's Subsidiaries is as listed on SCHEDULE 2.4. Each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of its state of its incorporation or organization, as set forth on SCHEDULE 2.4. Each of the Subsidiaries has the corporate or other organizational power and authority to own, lease and/or operate its properties and to carry on its business as such business is now conducted. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue additional capital stock or other equity interests.

     As used herein, "SUBSIDIARY" means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association, limited liability company or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof, and specifically includes APS - Summit Care Pharmacy, LLC. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person (i) is allocated a majority of the gains or losses of such partnership, association or other business entity or would receive a majority of the distributions in the event of a liquidation or (ii) is or controls the managing director or general partner of such partnership, association or other business entity. When used without reference to any Person, the term "Subsidiary" means Subsidiary of the Company.

     2.5 FOREIGN QUALIFICATIONS. SCHEDULE 2.5 sets forth a complete and accurate list of each jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign entity or in which the character of the properties owned or leased or the nature of the activities conducted by such entity makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.

     As used herein, "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the assets, properties, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be or be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change resulting from conditions generally affecting any of the industries in which the Company or any Subsidiary operates or from changes in general business or economic conditions if in each case they do not have a materially disproportionate adverse effect on the Company and its Subsidiaries compared to other businesses in the same industry and geographic markets; or (b) any change resulting from the compliance by the Company or any Subsidiary with the terms of, or the taking of any action by the Company or any Subsidiary required by, this Agreement.

     2.6 CAPITALIZATION. The authorized number of shares of capital stock of the Company is 3,500,000, consisting of 2,125,000 shares of the Company's Class A Common Stock, 375,000 shares of the Company's Class B Common Stock and 1,000,000 shares of the Company's Preferred Stock, par value $0.01 per share. SCHEDULE 2.6 sets forth a complete and accurate list of all outstanding shares of capital stock of the Company and the record holders thereof. Such shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
SCHEDULE 2.6, (i) the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company, (ii) there are no agreements, written or oral, relating to the acquisition, disposition, voting or registration under applicable securities laws of any security of the Company, and (iii) no person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of securities by the Company.

     2.7 FINANCIAL STATEMENTS. The Company has delivered to the Buyer (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004, and audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, and
(b) an unaudited consolidated balance sheet of the Company (the "BALANCE SHEET") as of August 31, 2005 (the "BALANCE SHEET DATE") and an unaudited consolidated statement of income for the eight month period then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements and the notes thereto, if any, fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries for the periods referred to therein, and were prepared in accordance with the books and records of the Company and its Subsidiaries, in conformity with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated (except as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to year-end adjustments).

     2.8 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as set forth on SCHEDULE 2.8, (a) there has been no Company Material Adverse Effect,
(b) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice, (c) no lien, security interest, mortgage, restriction or encumbrance (collectively, "LIENS") has been placed upon any of the Company's or any Subsidiary's assets, other than Permitted Liens, (d) there has been no damage, destruction or casualty loss (other than those covered by insurance) which individually or in the aggregate exceeds $100,000, and (e) neither the Company nor any Subsidiary has (i) acquired or disposed of (by sale, assignment or transfer) any assets, including Intellectual Property, for consideration in excess of $100,000 (other than those included in the 2005 capital budget attached at Exhibit 4.2(b) hereto), (ii) borrowed or guaranteed any amount (other than under the First Lien Credit Agreement and the Second Lien Credit Agreement) or incurred or become subject to any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, (iii) made any material investment in, or any material loan to, any other Person (other than a Subsidiary of the Company), (iv) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Subsidiaries to their respective parents in the ordinary course of business consistent with past practice, (v) made any material capital expenditures or commitments therefor, except in the ordinary course of business, (vi) made any loan to, or entered into any other material transaction with, any of its directors, officers and/or employees other than reasonable and customary advances of travel and other miscellaneous expenses incurred in the ordinary course of business of the Company or the Subsidiaries, (vii) entered into any employment or individual consulting contract with payments exceeding or reasonably expected to exceed $150,000 per year, any collective bargaining agreement or any other labor-related agreements with any labor union, labor organization, employee association, employee bargaining agent or affiliated bargaining agent, or modified the terms of any such existing contract or agreement, (viii) made any change in compensation or any other material change in employment or consulting terms (including compensation) for any of its directors or officers,
(ix) except with respect to non-retiree health and welfare plans in the ordinary course of business, adopted any new Benefit Plan, increased the benefits payable under any Benefit Plan or entered into any agreement to so adopt or increase benefits payable under any Benefit Plan, (x) changed accounting methods, policies, principles, practices or procedures, (xi) paid or satisfied any liabilities other than in the ordinary course of business consistent with past practice and other than prepayments of Indebtedness, (xii) made or rescinded any material tax election, or (xiii) authorized, agreed or otherwise become committed to do any of the foregoing.

     2.9 TAXES.

          (A) The representations set forth in this Section 2.9 are subject to the qualifications and disclosures set forth on SCHEDULE 2.9.

          (B) For purposes of this Agreement, the following definitions shall apply:

               (i) "TAX" or "TAXES" means (a) all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, value added, social security or other taxes, including any interest, penalties or additions attributable thereto, (b) any amounts described in clause (a) above owed by another party for which a taxpayer is liable pursuant to any statute or regulation imposing joint or several liability to taxpayers filing consolidated, combined, unitary or other similar Tax Returns and (c) any amounts described in clause (a) or (b) above for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement.

               (ii) "TAX RETURNS" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

               (iii) "PRE-CLOSING TAXES" means any Taxes of the Company and its Subsidiaries attributable to any taxable period ending on or before the Closing Date and, with respect to any taxable period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date. In the case of any Taxes that are imposed on a periodic basis and are payable for a period that includes but does not end on the Closing Date (a "Straddle Period"), the portion of such Tax that constitutes Pre-Closing Taxes shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period that precedes and includes the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company and its Subsidiaries.

          (C) The Buyer has been provided with true and correct copies of the Tax Returns of the Company and its Subsidiaries for all open years. All such Tax Returns are true and correct in all material respects. The Company and its Subsidiaries have paid all Taxes when due regardless of whether shown on such Tax Returns. Neither the Company nor any Subsidiary has any currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities. The Company does not know of any unpaid assessment against the Company or any Subsidiary of any material Taxes for any fiscal period or any pending or threatened tax examination or audit by any foreign, federal, state or local taxing authority. To the Company's knowledge, all Taxes that the Company and each Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper governmental entity. There are no material Tax Liens pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or their respective assets or property, other than Permitted Liens. There are no outstanding tax sharing agreements among the Company, any Subsidiary or any other Person. The charges, accruals and reserves with respect to Taxes on the books of the Company and the Subsidiaries are adequate (determined in accordance with GAAP consistently applied) and are at least equal to the Company's and the Subsidiaries' liabilities for Taxes. The Seller is not a foreign person within the meaning of Section 1445 of the Code. There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of this transaction will give rise to the payment (a "SECTION 280G PAYMENT") of any amount that would not be deductible by Buyer, the Company or any of the Subsidiaries by reason of Section 280G of the Code and/or would subject the recipient of such Section 280G Payment to an excise tax under Section 4999 of the Code (taking into account any vote of the Securityholders approving such payments). None of the Company and its Subsidiaries owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement. None of the Company and its Subsidiaries is entitled to any (i) net operating loss carryforward, (ii) investment tax credit carryforward, (iii) research and development tax credit carryforward, (iv) foreign tax credit carryforward, or (v) other tax credit carryforward after the Closing Date which carryover resulted from a taxable period that ended on or before the Closing Date.

     2.10 PERSONAL PROPERTY. The Company and each of its Subsidiaries has good title to or a valid leasehold, license or other similar interest in all of the tangible personal property (i) shown to be owned or leased by it on the Balance Sheet, (ii) acquired by the Company or one of its Subsidiaries since the Balance Sheet Date or (iii) used primarily by the Company or a Subsidiary in the operation of their businesses, free and clear of all Liens, except for Permitted Liens. The equipment and other tangible operating assets of the Company and its Subsidiaries, taken as a whole, are in adequate operating condition and repair for the uses to which they are currently being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. As used herein, "PERMITTED LIENS" means (a) such imperfections of title, easements, encumbrances or restrictions which do not materially impair the value or current use of the Company's or any Subsidiary's assets, (b) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's and other like Liens arising in the ordinary course of business that secure obligations reflected as liabilities on the Company's books and records, (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which an adequate reserve is reflected on the Company's books and records, (d) purchase money Liens incurred in the ordinary course of business, (e) Liens securing the Indebtedness under the First Lien Credit Agreement and the Second Lien Credit Agreement, and (f) the Liens listed on SCHEDULE 2.10.

     2.11 REAL PROPERTY.

          (A) SCHEDULE 2.11(A) sets forth each material interest in real property owned by the Company and its Subsidiaries (the "OWNED PROPERTY"). The respective owner of the Owned Property has good and marketable title to the Owned Property, free and clear of all material mortgages, liens and encumbrances, except for Permitted Liens and as specified on SCHEDULE 2.11(A), and enjoys peaceful and quiet possession of the Owned Property.

          (B) SCHEDULE 2.11(B) describes each interest in real property leased by the Company and its Subsidiaries from any lessor that is not a Subsidiary, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased, including amendments and modifications thereto (each, a "LEASE" and the property covered thereby, the "LEASED REAL PROPERTY"). The Company and each of its Subsidiaries enjoy peaceful and quiet possession of their respective leased premises and have not received any written notice from any landlord asserting the existence of a material default under any such lease or been informed in writing that the lessor under any such lease has taken action or, to the knowledge of the Company, threatened to terminate the lease before the expiration date specified in the lease. Except as set forth on SCHEDULE 2.11(B), the Leases are in full force and effect, and the Company or a Subsidiary of the Company holds a valid and existing leasehold interest under each such Lease. All interests held by the Company or any of its Subsidiaries as lessee or occupant of the Leased Real Property are free and clear of Liens, other than Permitted Liens or Liens created by the owner of the Leased Real Property. The Company has delivered or made available to the Buyer complete and accurate copies of each of the Leases. None of the Company or any of its Subsidiaries or, to the Company's knowledge, any other party thereto, is in breach or default of any payment obligation under, or is otherwise in breach or default in any material respect under, any of such Leases.

          (C) The Owned Property and Leased Real Property constitutes all real property (or interest in real property) or currently used in the conduct of the business of the Company and its Subsidiaries.

          (D) Except as set forth on SCHEDULE 2.11(D), there is no pending or, to the knowledge of the Company, any threatened condemnation, eminent domain or similar proceeding with respect to any Owned Property or, to the knowledge of the Company, Leased Real Property.

          (E) Each Owned Property is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable foreign, federal, state and local laws and regulations. For purposes of the foregoing sentence, compliance with zoning laws and regulations means compliance with such laws and regulations as currently in effect. To the knowledge of the Company, none of the buildings, plant or structures included in the Owned Property and Leased Real Property is in need of material maintenance or repairs, except for ordinary and routine maintenance and repairs that are not material and except for expenditures, included in the 2005 capital budget attached at Exhibit 4.2(b) hereto. All utility systems serving each Owned and Leased Property are adequate for the business of the Company and its Subsidiaries.

     2.12 INTELLECTUAL PROPERTY.

          (A) As used herein "INTELLECTUAL PROPERTY" means all (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software data, databases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vi) domain names. As used herein, "COMPANY INTELLECTUAL PROPERTY" means Intellectual Property owned or used by the Company or any Subsidiary.

          (B) SCHEDULE 2.12 hereto contains a list of all material Company Intellectual Property included in clauses (i), (ii), (iii), (iv) (excluding "off-the-shelf" or "shrink wrap" programs or products, or other programs or products licensed in the ordinary course of business) and (vi) of the definition of Intellectual Property which the Company or any Subsidiary owns and has registered with a governmental or other appropriate authority, or with respect to which the Company or any Subsidiary has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or such Subsidiary. SCHEDULE 2.12 also contains a list of all licenses granted by the Company or any Subsidiary to any third party with respect to any owned Company Intellectual Property and all material licenses granted by any third party to the Company or any Subsidiary with respect to any Company Intellectual Property (excluding "off-the-shelf" or "shrink wrap" programs or products, or other programs or products licensed in the ordinary course of business). To the knowledge of the Company, there is no threatened loss of any material Company Intellectual Property.

          (C) Except as set forth on SCHEDULE 2.12, (i) the Company and/or its Subsidiaries, as the case may be, own and possess all right, title and interest in and to the owned material Company Intellectual Property free and clear of Liens and all registrations and applications for registrations of owned Company Intellectual Property have been duly and timely made, are in good standing and are recorded in the name of the Company or one of its Subsidiaries, (ii) during the two year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any third party Intellectual Property, (iii) neither the Company nor any Subsidiary is violating any Intellectual Property of any other person and (iv) to the Company's knowledge, no third party is infringing on any Company Intellectual Property owned by the Company or any Subsidiary.

     2.13 MATERIAL CONTRACTS. SCHEDULE 2.13 hereto sets forth for the Company and its Subsidiaries a list of all of the following contracts and agreements in effect on the date of this Agreement, except those which will be terminated at or prior to the Closing:

          (A) contracts which provide for annual payments of more than $500,000 within any twelve month period from and after the date hereof;

          (B) agreements, contracts, indentures and other instruments of the Company or any Subsidiary relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any asset of the Company and its Subsidiaries, other than Permitted Liens, or the guaranty of any obligation for the borrowing of money, in each case in excess of $500,000;

          (C) contracts which limit the ability of the Company or any Subsidiary to engage in any line of business in any geographic area, compete with any other Person or otherwise materially limit the method of conducting or the scope of their businesses;

          (D) any contractual obligation with a physician, medical director, hospital or other provider or supplier of health care services or products to patients or referral source (including, without limitation, any physician, hospital, or hospital discharge planner) involving annual payments to or from the Company and its Subsidiaries in excess of $500,000;

          (E) employment, severance, retention and deferred compensation agreements involving the payment of at least $150,000 annually by Company or any Subsidiary;

          (F) contracts of the Company or any Subsidiary with any officer, director or Affiliate of the Company or any Subsidiary;

          (G) collective bargaining agreement or other contract with any union, labor organization, employee group or similar entity;

          (H) stock purchase, stock option, phantom stock or similar plan;

          (I) lease or agreement under which it is lessee of, or holds or operates any personal property owned by, any other party that involves payments in excess of $200,000 in any twelve month period;

          (J) agreements relating to any completed acquisition or disposition of an entity by the Company or any Subsidiary consummated on or after January 1, 2003, or to any pending acquisition or disposition by the Company or any Subsidiary; or

          (K) agreements between the Company or any of its Subsidiaries on the one hand, and any Person who was an Affiliate of a business acquired by the Company or a Subsidiary at the time such agreement was entered into, on the other hand;

          (L) joint venture, affiliation or partnership agreements and any other agreements which provide for the sharing of profits and losses.

     All of the foregoing, including amendments and modifications thereto, are herein called "MATERIAL CONTRACTS." The Company has made available to the Buyer true and correct copies of all Material Contracts. Each Material Contract is valid and in full force and effect. The Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, have performed all material obligations required to be performed by them thereunder. Neither the Company nor any of its Subsidiaries is in breach or default under any material provision of any Material Contract. To the knowledge of the Company, no third party is in breach or default under any material provision of any Material Contract.

     2.14 LITIGATION. Except as disclosed on SCHEDULE 2.14 and except for Actions for personal injury and workers' compensation claims in the ordinary course of business and covered by insurance subject to a deductible not exceeding $1,000,000 in the aggregate for all such claims, there is no action, arbitration, litigation, investigation (by Governmental Authorities or, to the knowledge of the Company, other payors), suit or proceeding ("ACTIONS") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (each, a "GOVERNMENTAL AUTHORITY") as to which the Company has estimated in good faith, and consistent with past practice, that the Company or a Subsidiary's liability may reasonably be expected to exceed $100,000, and neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any Governmental Authority.

     2.15 NO-CONFLICT; REQUIRED CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 2.15, and except for the expiration or early termination of the waiting period under the HSR Act and receipt of stockholder approval of this Agreement and the

Merger, the Company's execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby do not, and will not, (a) result in any violation of, (b) constitute a default under, (c) conflict with or result in any breach of, (d) result in the creation of any Lien upon any material assets of the Company or any of its Subsidiaries or upon any Company Securities under, (e) create, increase, result in the acceleration of or create in any party the right to increase or accelerate, any material obligations or liabilities of the Company or any Subsidiary under, or (f) result in the termination, cancellation or diminishment of, or create in any party the right to terminate, materially increase or diminish the rights or entitlements under (i) the Company Charter Documents or the certificates, or articles of incorporation or bylaws (or equivalent organizational documents), of any Subsidiary, (ii) any Material Contract, (iii) any Authorization, or (iv) any law, statute, regulation, rule, ordinance, judgment, decree or order applicable to the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 2.15 and except for the filing of the Certificate of Merger and the applicable filings and approvals under the HSR Act, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company or any Subsidiary for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company.

     2.16 LICENSES AND PERMITS. SCHEDULE 2.16 hereto sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company and each Subsidiary which are material to the business of the Company and its Subsidiaries (except for licenses, permits and authorizations relating to Environmental Laws, as to which Section 2.22 only applies, and Health Care Laws, as to which Section 2.23 only applies) (collectively, the "AUTHORIZATIONS"). The Authorizations represent all Authorizations required for the Company and the Subsidiaries to conduct business as currently conducted in all material respects and, all such Authorizations are in full force and effect and the business of the Company and its Subsidiaries is being operated in compliance in all material respects therewith. To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company can establish will be remedied before such threatened suspension or cancellation would become effective.

     2.17 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 2.17, the Company and each of its Subsidiaries are, and have been since January 1, 2004, and the businesses of the Company and each Subsidiary are being, and since January 1, 2004 have been, conducted in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules and regulations applicable to them in all material respects (except as to Environmental Laws, as to which Section 2.22 only applies, and to Health Care Laws, as to which Section 2.23 only applies).

     2.18 EMPLOYEES AND COMPENSATION.

          (A) Except as described on SCHEDULE 2.18 hereto, (i) no employees of the Company or any Subsidiary are represented by any union or similar labor organization, and (ii) neither the Company nor any Subsidiary has experienced any labor strike, slowdown, stoppage, grievance, labor arbitration, claim of unfair labor practices or organizational effort at any time during the last five
(5) years, nor to the knowledge of the Company are any such activities or actions currently threatened against the Company or any Subsidiary.

          (B) SCHEDULE 2.18 sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company or any Subsidiary whose annual base salary exceeds $150,000 and (ii) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by the Company or any Subsidiary to each such person for the current fiscal year.

          (C) Except as set forth on SCHEDULE 2.18, the Company and all Subsidiaries are in compliance, in all material respects, with the Federal Fair Labor Standards Act and all applicable federal, state and local laws relating to employment discrimination, employee welfare and labor standards.

          (D) The Company and the Subsidiaries are in compliance, in all material respects, with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable federal, state and local laws relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and similar payroll taxes. Except as provided in SCHEDULE 2.18 and except for routine claims brought by individual employees that will not result in any material liability, no proceedings are pending before any federal, state, municipal or other court, governmental, regulatory or administrative body or agency, or private arbitration tribunal relating to labor or employment matters, and neither the Company nor the Subsidiaries have received any notice from any governmental, regulatory or administrative body or agency of any pending investigation by any such body or agency or, to the knowledge of the Company, threatened material claim by any such body or agency or other third party relating to labor or employment matters.

          (E) Neither the Company nor any Subsidiary has incurred any liability under the Worker Adjustment and Restraining Notification Act ("WARN") or similar state laws with respect to their respective employees.

     2.19 BENEFIT PLANS.

          (A) SCHEDULE 2.19 hereto sets forth all employee benefit plans and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or any Subsidiary for the benefit of their current or former employees, or with respect to which the Company or any Subsidiary has any liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "CODE"), or Section 4001 of ERISA) (the "BENEFIT PLANS").

          (B) With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of: (i) any and all plan documents and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the two most recent annual reports, if applicable;
(iv) the two most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination letter received from the Internal Revenue Service (the "SERVICE"), if applicable. Since the date of the foregoing Benefit Plan documents, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Benefit Plan. The Company and the Subsidiaries do not have any other ERISA Affiliates. For these purposes, "ERISA AFFILIATE" means any entity which is under common control with the Company or any Subsidiary within the meaning of Section 414 of the Code;

          (C) Except as set forth on SCHEDULE 2.19, with respect to each Benefit
Plan: (i) such plan has been administered in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which any fiduciary of any Benefit Plan, including, without limitation the Company, any Subsidiary (or any officer, director or employee thereof) or any Benefit Plan, reasonably could be expected to be liable in any material respect; (iii) no material disputes are pending or, to the knowledge of the Company, threatened; and (iv) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any Benefit Plan reasonably could be expected to be liable for any tax, penalty or other liability.

          (D) Except as set forth on SCHEDULE 2.19, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting under any Benefit Plan or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

          (E) None of the Benefit Plans is, and none of the Company or any Subsidiary has ever maintained, had an obligation to contribute to, or incurred any other obligation with respect to (i) a plan subject to Title IV of ERISA,
Section 412 of the Code, or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) a "multiple employer plan," as defined in ERISA or the Code or (iv) except as set forth on
SCHEDULE 2.19, a funded welfare benefit plan, as defined in Section 419 of the Code. Except as set forth on SCHEDULE 2.19, there are no trusts or similar funding vehicles with respect to any Benefit Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA).

          (F) Except as set forth on SCHEDULE 2.19, none of the Company nor any Subsidiary has any obligation to provide any deferred compensation, pension or non-pension benefits to any individual, including, without limitation, any retired or other former employee or director (or any beneficiary thereof), except for health benefits as specifically required by the continuation coverage provisions of federal or state law as applied to any Benefit Plan that is a group health plan (as defined in Section 601 et seq. of ERISA) or pension benefits payable from any Benefit Plan, which are intended to be qualified within the meaning of
Section 401(a) of the Code. All plans, agreements and other arrangements maintained or entered into by the Company or any Subsidiary for any service provider that are "deferred compensation" subject to Section 409A of the Code comply with the requirements of that Section or can be timely amended to comply with that Section.

          (G) The Company and each Subsidiary has classified all individuals who perform services for it correctly, in accordance with the terms of each Benefit Plan, ERISA, the Code and all other applicable laws, as common law employees, independent contractors or leased employees, except where the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a material liability for the Company or any Subsidiary.

     2.20 INSURANCE. SCHEDULE 2.20 contains an accurate and complete list of all insurance policies owned, held by or applicable to the Company or any of its Subsidiaries. All such policies are valid and in full force and effect, and all premiums that are due and payable have been paid. No notice of denial of coverage, cancellation or termination has been received with respect to any such policies. Subject to annual renewal, such policies will remain in effect after the Closing, and the applicable limits under such policies have not been exhausted.

     2.21 BROKERS. Except as set forth on SCHEDULE 2.21, neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company and its Subsidiaries are under no obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any arrangement or agreement of the Securityholders, the Company or any Subsidiary.

     2.22 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on SCHEDULE 2.22:

          (A) All of the Company's and its Subsidiaries' current operations are in material compliance with all Environmental Laws (as hereinafter defined).

          (B) The Company's and its Subsidiaries' use, handling, manufacture, treatment, processing, storage, generation, release, discharge, transportation and disposal of medical or biohazardous material and Hazardous Substances (as hereinafter defined) in their current operations comply with, and have not created material liability under, applicable Environmental Laws.

          (C) The Company and each Subsidiary have obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the current operations of the Company and its Subsidiaries are in material compliance with the terms and conditions of any required permits, licenses and authorizations.

          (D) There are no pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company or any Subsidiary.

          (E) There is no toxic mold or fungus present on the Company's or its Subsidiaries' owned or leased real property which requires remediation beyond routine maintenance to protect human health or the environment.

     As used herein, the following terms shall have the meanings indicated below:

     "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state and local statutes, regulations, rules, codes and ordinances relating to medical or biohazardous materials, pollution, the use, treatment, storage, transportation or disposal of Hazardous Substances or the discharge of materials into the Environment.

     "ENVIRONMENT" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

     "HAZARDOUS SUBSTANCES" shall mean any substance which is a "hazardous substance," "hazardous waste," "toxic substance," "toxic waste," "pollutant," "contaminant" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) and the Clean Air Act (42 U.S.C.
Section 7401 et seq.), and including, without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

     "ENVIRONMENTAL CLAIM" shall mean any notice, litigation, proceeding, order, directive, summons, complaint or citation from any governmental authority relating to Environmental Laws or Hazardous Substances, toxic mold or medical or biohazardous materials.

     2.23 COMPLIANCE WITH HEALTH CARE LAWS. Except as set forth on SCHEDULE
2.23:

          (A) All of the Company's and its Subsidiaries' current operations are in compliance with all Health Care Laws (as hereinafter defined), except where any failure to comply would not have a Company Material Adverse Effect.

          (B) The Company and the Subsidiaries have obtained all material permits, licenses and authorizations required under applicable Health Care Laws and are certified for participation under all Government Programs (as hereinafter defined) from which they seek reimbursement, and the current operations of the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of any such permits, licenses, authorizations and certifications, in each case.

          (C) There are no material pending or threatened Health Care Claims against the Company or any Subsidiary.

          (D) The Company and its Subsidiaries have timely filed substantially all claims and reports required to be filed prior to the date hereof with respect to the Government Programs, all fiscal intermediaries and/or carriers and other private payors, and all such claims and reports are complete and accurate in all material respects and have been prepared in material compliance with all applicable Health Care Laws governing reimbursement and payment claims. The Company and its Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims and reports, and have not, to the Company's knowledge, claimed or received reimbursement from any Government Program or any private payor in excess of the amounts permitted by applicable law.

          (E) No member, stockholder, director, officer, agent or employee of the Company or any of its Subsidiaries is, to the Company's knowledge, excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any of the Government Programs.

     As used herein, the following terms shall have the meanings indicated below:

     "GOVERNMENT PROGRAM" shall include the Medicare program, state Medicaid programs, the CHAMPUS/TRICARE programs and any other state health care program.

     "HEALTH CARE LAWS" shall mean all federal and state statutes, regulations, rules and other program requirements relating to the operation of a skilled nursing facility or relating to other current health care operations of the Company or its Subsidiaries. These laws include, but are not limited to, the federal Medicare and Medicaid statutes (which include, but are not limited to, 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal
CHAMPUS/TRICARE statute, the Federal False Claims Act (31 U.S.C. Section 3729), the regulations promulgated pursuant to such federal statutes, or related state or local statutes or regulations, including, but not limited to, the following:
(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be not provided as claimed or false or fraudulent;
(iv) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, which intent is to fraudulently secure an such benefit or payment; (v) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Government Program or in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by a Government Program; (vi) knowingly or willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to a facility in order that the facility may qualify for participation in any Government Program or information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3) and (vii) the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 and codified at 45 C.F.R. Parts 160 and 164 and any state laws relating to patient privacy and/or security of health care records.

     "HEALTH CARE CLAIM" shall mean any litigation, proceeding, order, investigation, directive, summons, complaint or citation from any governmental authority relating to Health Care Laws.

     2.24 AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 2.24 and except for reimbursements to Agent and its Affiliates prior to Closing, no officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Company's knowledge, any individual in such officer's or director's immediate family, is a party to any agreement, contract or commitment or has within the past twelve months engaged in any transaction with the Company or any Subsidiary or has any interest in any property used by the Company or any Subsidiary.

     2.25 PERSONAL INFORMATION. Each of the Company and each of the Subsidiaries has a written privacy policy meeting the requirements of applicable laws governing the collection, use and disclosure of personal information, and the Company and each of the Subsidiaries are in compliance, in all material respects, with its privacy policy and with all such laws.

     2.26 UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 2.28, neither the Company nor any of its Subsidiaries has any liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries prepared in conformity with GAAP, including the footnotes thereto, other than (a) liabilities disclosed on the Interim Balance Sheet or (b) liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet consistent with past practices.

     2.27 ABSENCE OF CERTAIN BUSINESS PRACTICES. Since January 1, 2004, neither the Company, any of its Subsidiaries nor any of their respective directors, officers, employees, or, to the knowledge of the Company, any agents, representatives or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (a) made or agreed to give any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or (b) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company will do business directly or indirectly, which, in the case of either clause (a) or clause (b) above, could reasonably be expected to subject the Company or any Subsidiary to any material damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither the Company nor any of its Subsidiaries has established or maintained any fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                                 AND MERGER SUB

     The Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company that each of the statements contained in this Article 4 is true and correct as of the date hereof.

     3.1 ORGANIZATION, POWER AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

     3.2 POWER AND AUTHORITY; NO-CONFLICT. Each of the Buyer and Merger Sub has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents required hereby, and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-laws, law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Buyer or Merger Sub is a party or by which the Buyer or Merger Sub or their respective assets are bound.

     3.3 CONSENTS AND APPROVALS. Except for any applicable filings under the HSR Act, and except for the filing of the Certificate of Merger, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of the Buyer or Merger Sub for the execution, delivery and performance of this Agreement by the Buyer or Merger Sub and the consummation by them of any of the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed by any of them pursuant to this Agreement.

     3.4 VALIDITY AND ENFORCEABILITY. This Agreement constitutes, and each other agreement, instrument and document of the Buyer and Merger Sub contemplated hereby will be when executed and delivered, the valid and legally binding obligation of the Buyer and Merger Sub, respectively, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

     3.5 BROKERS. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker's fee, finder's fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

     3.6 QUALIFYING BUYER. Buyer, together with its Affiliates, is a Qualifying Buyer. As used herein, "QUALIFYING BUYER" has shall have the meaning given to such term in the First Lien Credit Agreement and the Second Lien Credit Agreement.

     3.7 NO OTHER AGREEMENTS. Except for the agreements expressly contemplated hereby, neither the Buyer, Merger Sub nor any Affiliate thereof has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company or any Subsidiary in respect of the transactions contemplated hereby. As used herein, "AFFILIATE" shall have the meaning given to it under Rule 405 promulgated under the Securities Act of 1933, as amended.

     3.8 REGULATORY MATTERS. Buyer and Merger Sub are newly formed corporations that have not engaged in any business or other activities other than in connection with the transactions contemplated by this Agreement. The controlling stockholder of Buyer does not have actual knowledge that Buyer or Merger Sub would be ineligible to obtain additional licenses, permits, certificates, or other governmental approvals must be obtained by Buyer or Merger Sub to consummate the Merger or operate the business of the Company and its Subsidiaries after the Closing.

     3.9 NO OTHER REPRESENTATIONS OR WARRANTIES OF SECURITYHOLDERS OR THE COMPANY. Each of Buyer and Merger Sub acknowledges that none of the Securityholders, the Company or any of their respective directors, officers, Affiliates, managers, members, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty to the Buyer, Merger Sub or their respective Affiliates or financing sources, except for the representations and warranties of the Company expressly set forth in Article 2. In particular, and without limiting the generality of the foregoing, each of Buyer and Merger Sub acknowledges that no representation or warranty is made with respect to any financial projections, or with respect to the information contained in the Confidential Information Memorandum delivered to the Buyer by Credit Suisse First Boston LLC or in any management presentations and accompanying materials.

                                    ARTICLE 4
                                    COVENANTS

     4.1 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (A) The Company shall permit the Buyer, Merger Sub and their counsel, accountants and other representatives full access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the properties, senior executive personnel, books and records of the Company and its Subsidiaries and shall use reasonable efforts to provide access to Persons doing business with the Company and its Subsidiaries. Any such access shall be managed by and conducted through the Company, and shall be subject to such additional limitations as the Company may reasonably required to ensure compliance with the Health Insurance Portability and Accountability Act of 1996 and its accompanying Privacy and Security Regulations set forth at 45 C.F.R. Parts 160 and 164, and as otherwise required to prevent unreasonable disruption of the business of the Company or any Subsidiary.

          (B) The confidentiality agreement between the Company or Credit Suisse First Boston LLC and the Buyer or an Affiliate of the Buyer dated July 14, 2005, 2005 shall remain in full force and effect and shall be applicable to the Buyer.

     4.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing or earlier termination of this Agreement, unless the Buyer shall otherwise consent in writing:

          (A) REQUIRED ACTIONS. The Company shall, and shall cause each Subsidiary to:

               (i) maintain its legal existence;

               (ii) conduct its business only in the ordinary course consistent with past practices; and

               (iii) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          (B) PROHIBITED ACTIONS. Except as set forth on SCHEDULE 4.2 and except as specifically required by this Agreement, the Company shall not, and shall not permit any Subsidiary to, do any of the following:

               (i) authorize or effect any change to the Company Charter Documents or the respective organizational documents of the Subsidiaries;

               (ii) assign, transfer or dispose of any properties or assets, including Intellectual Property, having a recorded cost or for consideration in excess of

$100,000 or acquire any material asset for consideration in excess of $100,000 (other than the Specified Facilities and other than as set forth in the 2005 capital budget schedule attached hereto at Exhibit 4.2(b));

               (iii) incur any indebtedness for borrowed money or guarantee any amount or incur or become subject to any material liabilities, other than in the ordinary course of business consistent with past practices and except with respect to the First Lien Credit Agreement and the Second Lien Credit Agreement;

               (iv) subject any of its properties or assets to any Lien, other than Permitted Liens;

               (v) make any dividend or distribution on or redemption of its equity interests;

               (vi) modify, amend, cancel or terminate any Material Contract, except in the ordinary course of business;

               (vii) make any change in its accounting practices, other than any change required by applicable law or GAAP;

               (viii) make any material change to any material Tax election or Tax return, other than any change required by law;

               (ix) adopt any plan or agreement for or effect any restructuring, merger, arrangement, consolidation, recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

               (x) issue, sell, or transfer, pledge, dispose of or encumber any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, except upon the exercise of options or warrants outstanding on the date hereof;

               (xi) make any material investment in, or any material loan to, any other Person (other than a Subsidiary of the Company);

               (xii) declare, set aside or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock, except for dividends or distributions made by the Subsidiaries to their respective parents in the ordinary course of business consistent with past practice;

               (xiii) make any capital expenditures or commitments therefor, except in the ordinary course of business or as set forth in the 2005 capital budget schedule attached hereto at EXHIBIT 4.2(B);

               (xiv) make any loan to, or enter into any other material transaction with, any of its directors, officers, and or employees other than for reasonable and customary advances of travel and other miscellaneous expenses incurred in the ordinary course of business of the Company or the Subsidiaries;

               (xv) enter into any contract, agreement, arrangement or commitment that would have been required to have been disclosed as a Material Contract pursuant to Section 2.13 had it been entered into prior to the date hereof;

               (xvi) except with respect to non-retiree health and welfare plans in the ordinary course of business, adopt any new Benefit Plan, increase the benefits payable under any Benefit Plan or enter into any agreement to so adopt or increase benefits payable under any Benefit Plan;

               (xvii) make any material change (or any change that is intended to affect the timing of cash flow) to the methods, procedures or timing for billing, collecting, or recording accounts receivable, or make any material change (or any change that is intended to affect the timing of cash flow) to the methods, procedures or timing for paying or recording accounts payable or request any payor to make any change in the timing or manner its payments to the Company or its Subsidiaries;

               (xviii) make any amendment to the First Lien Credit Agreement or the Second Lien Credit Agreement, or take any other action that would have the effect of making the transactions contemplated by this Agreement not qualify as a Qualifying Disposition;

               (xix) reduce the amount of Restricted Cash as shown on the Balance Sheet other than by making payments on account of the liabilities for which it is reserved;

               (xx) authorize, agree or commit to do any of the foregoing;

Nothing contained in this Section 4.2 shall preclude the Company from forgiving, as compensation for services rendered by him, the indebtedness owed to the Company by William Scott.

     4.3 EXCLUSIVITY. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Sellers will not, directly or indirectly, solicit any competing offers for the acquisition of the Company and its Subsidiaries, or any merger, sale of all or substantially all of the assets or business of the Company and its Subsidiaries or similar transactions involving the Company and its Subsidiaries, or provide any information, have any discussions or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition or sale.

     4.4 CONSENTS AND APPROVALS; STOCKHOLDER VOTE. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties shall cooperate and use all reasonable efforts to obtain (a) all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise and (b) all consents and approvals which are listed on
SCHEDULE 2.15 and marked by an asterisk. The Company will promptly seek the adoption and approval of the Agreement and the Merger by the stockholders of the Company, and take the actions described in Section 5.1(j) hereof.

     4.5 HSR ACT FILINGS. To the extent required in connection with the transactions contemplated by this Agreement, within ten business days following the date of execution of this Agreement the parties shall promptly make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and will request early termination of the waiting period required under the HSR Act. The Company shall coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with the foregoing, including cooperating and promptly responding to any inquiries, requests for information or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

     4.6 COMMERCIALLY REASONABLE EFFORTS. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

     4.7 TAX REFUNDS. After the Closing, all refunds or other amounts received or receivable by the Buyer, the Company or any Subsidiary in respect of Pre-Closing Taxes shall be paid by the Buyer or the Company to the Agent promptly upon receipt. No such amounts shall be used or applied to pay Taxes which may be due in respect of any subsequent period.

     4.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (A) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a "PROCEEDING"), in which any person who is now, or has been at any time prior to the Closing, a director or officer of the Company or any of its Subsidiaries (the "INDEMNIFIED PERSONS") is, or is threatened to be, made a party thereto based in whole or in part on the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Closing, the Company and its Subsidiaries shall, to the fullest extent provided by applicable law, the Company Charter Documents or the certificates of incorporation and the bylaws (or similar organizational documents) of the Subsidiaries to such persons by the Company and the Subsidiaries as of the date hereof, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

          (B) An Indemnified Person shall notify the Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company and its Subsidiaries under this Section
4.8 except to the extent such failure to notify actually prejudices the Company and its Subsidiaries. The Company, at its expense, shall have the right to control the defense of the Proceeding with counsel selected by the Company and reasonably acceptable to the Indemnified Person. The Indemnified Person and the Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Company or any Subsidiary without the Indemnified Person's consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified. No settlement of a Proceeding may be made by an Indemnified Person without the consent of the Company, unless such consent is unreasonably withheld, delayed or conditioned.

          (C) Buyer shall, or shall cause the Company and its Subsidiaries to, maintain run-off or extended reporting period director and officer liability insurance providing coverage for the individuals who were officers and directors of the Company and its Subsidiaries prior to Closing comparable to the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals; provided that such insurance need not be maintained to the extent the aggregate cost of such insurance would exceed $300,000, except to the extent such excess is paid out of the Agent Fund. If the $300,000 limitation is applicable, the Buyer shall, or shall cause Company and its Subsidiaries to, maintain the maximum director and officer liability insurance coverage as is reasonably available for that cost.

          (D) The provisions of this Section 4.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person's estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person's estate, heirs and representatives may have under the Company Charter Documents, the respective organizational documents of the Subsidiaries, any contract, applicable law or otherwise.

          (E) The obligations of the Company and its Subsidiaries under this
Section 4.8 shall continue in full force and effect for a period commencing as of the Closing and ending on the six (6) year anniversary of the Closing; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 4.8 asserted or made within such period shall continue until the final disposition of such claim.

     4.9 BOOKS AND RECORDS. From and after the Closing, the Buyer will cause the Company and its Subsidiaries to maintain a reasonable records retention policy. For a period of seven (7) years following the Closing, the Agent and its accountants, lawyers and representatives shall be entitled upon reasonable notice and during normal business hours to have access to and to make copies of relevant books and records of the Company or any of its Subsidiaries with respect to periods or occurrences prior to Closing for any reasonable purpose relating to the Securityholders' ownership of the Company or any of its Subsidiaries prior to the Closing, including, without limitation, the preparation of tax returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 4.9 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

     4.10 SALE BONUS PAYMENTS. The Company shall make the Sale Bonus Payments immediately prior to the Closing.

     4.11 WARN ACT. Neither Buyer nor Merger Sub will, at any time prior to ninety (90) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or any similar termination or reduction in force under applicable state or local law.

     4.12 FILING OF TAX RETURNS. The Company shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns with respect to the Company and the Subsidiaries that are required to be filed on or before the Closing Date.

     4.13 COOPERATION. The Company shall, and shall cause its Subsidiaries and their respective officers and directors to, provide, and shall use commercially reasonable efforts to cause its auditors and accountants to provide, reasonable cooperation in connection with obtaining debt financing in connection with the transactions contemplated by this Agreement, including (i) making available members of senior management, representatives and advisors to (x) participate in the preparation of an offering memorandum, private placement memorandum or other customary offering document for a proposed offering of debt securities, and confidential information memoranda and other marketing materials for syndication of proposed credit facilities and projections and similar materials related thereto and (y) prepare for and participate in meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and ratings agencies, and (ii) arranging for customary review of the financial statements by the Company's independent accountants and delivery by such accountants of customary comfort letters in respect thereof. The Company shall, and shall cause each of its Subsidiaries to, ensure that at all times prior to and during the syndication of the debt financing contemplated by the CSFB Commitment, there are no other issues of debt securities or commercial bank or other credit facilities of the Company or any of its Subsidiaries being offered, placed or arranged.

                                   ARTICLE 5
                              CONDITIONS TO CLOSING

     5.1 CONDITIONS PRECEDENT TO THE BUYER'S AND MERGER SUB'S OBLIGATIONS. The obligation of Buyer and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES TRUE. (i) Except with respect to the representations and warranties set forth in Section 2.23, (A) each of the representations and warranties contained in Article 2 (other than those that address matters as of particular dates) shall be true and correct when made and at and as of the Closing as though then made (disregarding any qualification as to materiality, Material Adverse Effect, or a similar concept) and (B) each of the representations and warranties set forth in Article 2 that addresses matters as of particular dates shall be true and correct as of such dates (disregarding any qualification as to materiality, Material Adverse Effect or similar concept), unless in the case of (A) and (B) the failure to be true and correct does not, individually or in the aggregate, have a Company Material Adverse Effect.

               (ii) The representations and warranties set forth in Section 2.23 shall be true and correct in all material respects when made and at and as of the Closing as though then made (provided that any representation or warranty contained in Section 2.23 that is qualified by reference to materiality, Material Adverse Effect, or a similar phrase shall be true and correct), unless the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to result in Losses of at least $5 million.

          (B) COVENANTS PERFORMED. The Company shall have performed in all material respects, on or before the Closing Date, (i) all obligations, covenants and agreements contained in this Agreement, other than Section 4.2(a)(iii), which by the terms hereof are required to be performed by it on or before the Closing Date and (ii) the covenant contained in Section 4.2(a)(iii) unless the failure to perform such covenant on or before the Closing Date would not have a Company Material Adverse Effect.

          (C) COMPLIANCE CERTIFICATE. The Buyer shall have received a certificate signed by an authorized officer of the Company certifying as to the matters set forth in Sections 5.1(a) and (b) above.

          (D) STOCKHOLDER APPROVAL. The requisite approval of this Agreement and the Merger by the stockholders of the Company shall have been obtained and remain in full force and effect.

          (E) REQUIRED CONSENTS. All of the approvals, consents and licenses listed on SCHEDULE 2.15 and marked with an asterisk shall have been obtained.

          (F) NO INJUNCTION OR GOVERNMENTAL LITIGATION. There shall not be (i) any judgment, order or decree of any court or Governmental Authority that restrains, enjoins or otherwise prohibits the transactions which are the subject of this Agreement or (ii) any pending Action by a Governmental Authority seeking to restrain, enjoin or otherwise prohibit the transactions which are the subject of this Agreement or to obtain a material penalty or other remedy with respect thereto.

          (G) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

          (H) FIRPTA CERTIFICATION. The Buyer shall have received from the Seller a certificate of non-foreign status that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2)(i).

          (I) ESCROW AGREEMENT. The Agent and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement.

          (J) 280G MATTERS. No later than five business days prior to the Closing Date, the Company will provide to Buyer written evidence, reasonably satisfactory to Buyer, including, without limitation, any materials and consents distributed to shareholders, that all actions necessary have been (or prior to the Closing will be) done to ensure that no payment made in connection with the consummation of the transactions contemplated by this Agreement or the foregiveness of indebtedness to Mr. Scott contemplated by Section 4.2, will, in whole or in part, be nondeductible under Section 280G of the Code or cause the recipient of such Section 280G Payment to be subject to an excise tax pursuant to Section 4999 of the Code.

          (K) LEGAL OPINIONS. The Company shall have delivered to the Buyer legal opinions in the form of EXHIBIT 5.1(K) from counsel to the Company.

          (L) STOCKHOLDER AGREEMENT TERMINATION. The Buyer shall have received from the Agent evidence satisfactory to Buyer that the amended and restated shareholders agreement dated as of August 15, 2003 by and among the Company (formerly Fountain View, Inc.) and certain other Persons (the "SHAREHOLDERS AGREEMENT") will terminate simultaneously with the Closing hereunder.

          (M) NO COMPANY MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

     5.2 CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing
Date:

          (A) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Buyer and Merger Sub contained in Article 3 shall be true and correct in all material respects when made and at and as of the Closing.

          (B) OBLIGATIONS PERFORMED. The Buyer and Merger Sub shall have performed in all material respects, on or before the Closing Date, all obligations, covenants and agreements contained in this Agreement which by the terms hereof are required to be performed by the Buyer and Merger Sub on or before the Closing Date.

          (C) COMPLIANCE CERTIFICATE. The Company shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 5.2(a) and (b).

          (D) NO INJUNCTION, ETC. There shall not be any judgment, order or decree of any court or Governmental Authority that restrains, enjoins or otherwise prohibits the transactions which are the subject of this Agreement.

          (E) CLOSING PAYMENTS. The Buyer shall have made the payments contemplated by Section 1.8(a).

          (F) STOCKHOLDER APPROVAL. The requisite approval of this Agreement and the Merger by the stockholders of the Company shall have been obtained and remain in full force and effect.

          (G) HSR ACT. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

          (H) ESCROW AGREEMENT. The Buyer and the Escrow Agent shall have executed and delivered to the Agent the Escrow Agreement.

                                   ARTICLE 6
                            SURVIVAL; INDEMNIFICATION

     6.1 SURVIVAL. The parties agree that the representations and warranties contained in this Agreement shall survive the Closing until April 30, 2007 (the "CUT-OFF DATE"). Notwithstanding the preceding sentence, each of the representations and warranties of the Company contained in Section 2.9 of this Agreement shall survive until three years after the Closing Date (the "TAX CUT-OFF DATE"). No claim for indemnification hereunder for breach of any representation or warranty or breach of any covenant or agreement to be performed at or prior to Closing (the "PRE-CLOSING COVENANTS") may be brought after the Cut-Off Date or Tax Cut-Off Date, as applicable, except for claims (a) of which the Securityholders of the Company have been notified in writing pursuant to Section 6.4 by the Buyer prior to the Cut-Off Date or Tax Cut-Off Date, as applicable, or (b) of which the Buyer has been notified in writing pursuant to Section 6.4 by the Securityholders prior to the Cut-Off Date. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, or with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

     6.2 INDEMNIFICATION OF THE BUYER. Subject to the other terms of this
Article 6, from and after the Closing, the cash retained by the Escrow Agent pursuant to the Escrow Agreement shall be available to indemnify the Buyer and hold it harmless against and in respect of any and all claims, damages, losses, expenses, costs, obligations and liabilities, including, without limitation, reasonable attorney's fees (collectively, "LOSSES"), of the Buyer, the Company and its Subsidiaries, which arise or result from (a) any breach of any of the representations or warranties contained in Article 2 or contained in any certificate delivered at the Closing by the Company pursuant to this Agreement or as contemplated by the following sentence, (b) the failure of the Company to perform any of its covenants or agreements contained herein, (c) the failure of the Trigger Event Cash Bonuses to be paid, (d) any payments required to be made to holders of Dissenting Shares in accordance with Section 1.10 (such obligations being referred to herein as the Securityholders' indemnification obligations) or (e) Pre-Closing Taxes, to the extent that they exceed amounts of Taxes reflected as a current liability on the Closing Balance Sheet. For purposes of this Section 6.2, the Company shall be deemed to have represented and warranted that the representations and warranties of the Company in Section 2 are true and correct at and as of the Closing Date as if then made (except to the extent addressing matters as of particular dates, as to which it shall be deemed to state that such representations and warranties are true and correct as of such dates), except to the extent the certificate delivered pursuant to Section 6.1(c) identifies failures of such representations and warranties to be true and correct at and as of the Closing Date (or such other dates) as though then made and states that such failure has caused the condition in Section 5.1(a) not to be satisfied. The Securityholders' indemnification obligations under this Agreement, however, shall be subject to the following limitations and conditions:

               (i) (A) with respect to Losses described under clause (a) above or, to the extent arising from the breach of Section 4.2(a)(iii), clause (b) above, the Securityholders shall have no indemnification obligation with respect to any single Loss (or series of similar or related Losses or Losses arising from similar actions or states of fact) of less than $150,000; and (B) with respect to Losses described under clause (a) above (except to the extent related to Section 2.9) or, to the extent arising from the breach of Section 4.2(a)(iii), clause (b) above, the Securityholders shall have no indemnification obligation unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer (excluding Losses for which indemnification would not be available as a result of failure to meet the $150,000 threshold specified above) exceeds $5,000,000;

               (ii) the Securityholders' cumulative liability for indemnification payments with respect to Losses described under clauses (a) (except to the extent related to Section 2.9), (b), (c) and (d) above shall not exceed, in the aggregate, and shall be payable solely from, the General Escrow Funds; the Securityholders' cumulative liability for indemnification payments with respect to Losses described in clauses (a) (to the extent relating to Section 2.9) and (e) above shall not exceed, in the aggregate, and shall be payable solely from, the Tax Escrow Funds;

               (iii) the Securityholders shall have no indemnification obligation with respect to Losses relating to Environmental Laws, Environmental Claims or any breach of the representations and warranties contained in Section
2.22 to the extent such Losses represent amounts incurred by the Company or any Subsidiary for the performance of remedial action (A) that was not ordered by any court or governmental agency or in reasonable settlement (made in accordance with this Agreement) of a claim of noncompliance with any Environmental Laws asserted by any governmental agency and (B) would not be undertaken by a reasonable business person similarly situated;

               (iv) the Securityholders shall have no indemnification obligation with respect to Losses arising out of a breach of the representations and warranties contained in Article 2 arising out of claims for malpractice or professional liability brought against the Company or a Subsidiary between the date hereof and the Closing Date to the extent such Losses do not exceed the excess of (x) the reserve on the Balance Sheet for malpractice or professional liability over (y) the amount of such reserve necessary to cover claims for malpractice or professional liability disclosed on Schedule 2.14 hereto.

               (v) the Securityholders shall have no indemnification obligation for consequential damages that are not reasonably foreseeable or for punitive or exemplary damages, special damages or other similar items, except to the extent amounts in respect of any such type of damages are paid or payable to a third party in respect of a claim by it.

     In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention and resulting retrospective premium adjustment) or other third party recoveries actually received by the Buyer, the Company or any Subsidiary in respect of such Losses (which insurance proceeds the Buyer and the Company agree to use, or to cause any such Subsidiary to use, commercially reasonable efforts to obtain) and the amount of any tax benefit related thereto. If an indemnification payment is received by the Buyer, and the Buyer, the Company or any Subsidiary later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, the Buyer shall immediately pay to the Agent, as Agent for the Securityholders, a sum equal to the lesser of (y) the actual amount of such insurance proceeds, other third party recoveries and tax benefits or (z) the actual amount by which the indemnification payment previously paid by the Securityholders with respect to such Losses would have been reduced had such proceeds been collected prior to the determination thereof.

     6.3 INDEMNIFICATION OF SECURITYHOLDERS. Subject to the other terms of this
Article 6, from and after the Closing, the Buyer and the Company agree to indemnify the Securityholders and hold the Securityholders harmless against and in respect of any and all Losses which arise or result from any (a) breach of any of the Buyer's representations and warranties, (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein or (c) the failure of the Company or any Subsidiary to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

     6.4 PROCEDURE FOR INDEMNIFICATION.

          (A) Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the estimated amount thereof (to the extent known and quantifiable) , and the basis therefor; provided, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice.

          (B) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully with the reasonable requests of the indemnifying party and make available to the indemnifying party all pertinent information under its control reasonably requested by the indemnifying party; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume or continue to control the defense (i) if the indemnifying party fails to defend the proceeding in good faith, or (ii) if, in the case of the Securityholders as the indemnifying party, the amount of Escrow Funds held under the Escrow Agreement available at such time to satisfy any potential indemnification with respect to such proceeding is less than the lesser of $5 million and the amount of the claim related to such proceedings. If the indemnifying party assumes the defense of a proceeding, (x) no compromise or settlement of any such claim may be effected by the indemnifying party without the indemnified party's consent unless (1) there is no finding or admission of any violation of any law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and
(2) the sole relief provided is monetary damages that (A) if the indemnifying party is the Securityholders, after giving effect to the applicable limits in subsection 6.2, at least 51% of which are paid in full by the amounts remaining in the Escrow Funds at the time of such settlement that are not subject to a separate indemnity claim by Buyer at such time and (B) if the indemnifying party is the Buyer, the damages are paid in full by the Buyer; and (y) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. This Section 6.4(b) does not relate to indemnification with respect to the matters set forth in Section
2.9 or Pre-Closing Taxes.

     6.5 REMEDIES EXCLUSIVE. The remedies provided in this Article 6 shall be the exclusive remedies of the parties hereto after the Closing for monetary damages in connection with the transactions contemplated by this Agreement (other than for fraud or pursuant to Section 1.9), including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No party may commence any suit, action or proceeding against any other party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party's express rights under this Article 6.

                                    ARTICLE 7
                                   TERMINATION

     7.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated prior to the Closing:

          (A) by mutual written consent of the Company and the Buyer;

          (B) by the Buyer, if satisfaction of the conditions set forth in
Section 5.1(a) or 5.1(b) has become impossible;

          (C) by the Company, if satisfaction of the conditions set forth in Sections 5.2(a) or 5.2(b) has become impossible;

          (D) by either the Company or the Buyer, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

          (E) by the Buyer, if the consent referred to in the second introduction paragraph to this Agreement shall not have been executed and become effective within 24 hours after the execution and delivery of this Agreement; or

          (F) by either the Company or the Buyer, if the Closing has not occurred by February 10, 2006, which date will be automatically extended for up to 60 days if conditions to Closing are not then satisfied solely as a result of the failure to obtain regulatory approvals that remain pending, or such other date, if any, as the Company and the Buyer may agree in writing.

     7.2 EFFECT OF TERMINATION.

          (A) If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including, without limitation, for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its willful breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

          (B) The obligations of the Buyer under Section 4.1(b) shall survive the termination of this Agreement.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1 NOTICES. All notices and communications to a party hereunder shall be made in writing and shall be deemed to have been adequately given if (a) delivered in person (in a manner through which delivery may be verified), (b) sent by nationally recognized overnight delivery service or (c) mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

     If to the Company, to:

               Skilled Healthcare Group, Inc.
               27442 Portola Parkway, Suite 200
               Foothill Ranch, California 92610
               Attn: Chief Executive Officer

               with copies (which shall not constitute notice) to:

               the Agent

               and

               Choate, Hall & Stewart LLP
               Two International Place
               Boston, Massachusetts 02110
               Attn: Stephen M. L. Cohen

     If to the Agent or the Warrantholders, to:

               c/o Heritage Partners, Inc.
               30 Rowes Wharf, Suite 300
               Boston, Massachusetts 02110
               Attn: Mark Jrolf

               with a copy (which shall not constitute notice) to:

               Choate, Hall & Stewart LLP
               Two International Place
               Boston, Massachusetts 02110
               Attn: Stephen M. L. Cohen

     If to the Buyer or, after the Closing, the Company, to:

               Onex Partners Manager L.P.
               712 Fifth Avenue
               New York, New York 10019
               Attn: Robert M. LeBlanc

               with a copy (which shall not constitute notice) to:

               Kaye Scholer LLP
               425 Park Avenue

               New York, New York 10022
               Attn: Joel I. Greenberg

     8.2 NO WAIVER. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

     8.3 AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or waived only by a writing signed by (a) the Buyer, (b) prior to the Closing, the Company and (c) the Agent.

     8.4 CHOICE OF LAW; FORUM. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions thereof. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware in connection with any action or proceeding arising out of or relating to this Agreement. Any process in any such action or proceeding may be served on the parties hereto anywhere in the world in any manner provided by law or as provided in Section 8.1.

     EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE CHANCERY COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     8.5 BINDING EFFECT AND BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto, except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to the Buyer or any of its successors and assigns and (b) this Agreement may be assigned by the Buyer to any of its wholly-owned subsidiaries as long as the Buyer remains jointly and severally liable with the assignee hereunder.

     8.6 INTEGRATION; SCHEDULES. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 4.1(b). Information set forth on any Schedule shall be deemed to qualify each other section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Schedule), so long as application to such section is reasonably discernible from the reading of such disclosure. No information set forth on any Schedule shall be deemed to broaden in any way the scope of the Company's representations and warranties. The inclusion of any item on a Schedule is not evidence of the materiality of such item for purposes of the Agreement, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth in a Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to the Buyer. No disclosure in any Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

     8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and counterparts by facsimile, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     8.8 LIMITATION ON SCOPE OF AGREEMENT. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

     8.9 HEADINGS. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     8.10 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein. The Company shall not, prior to the Closing, be required to pay any out-of-pocket expenses with respect to Buyer's obtaining the financing contemplated by the CSFB Commitment.

     8.11 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. No employee of the Company or any Subsidiary shall be a third party beneficiary or entitled to rely on Section 4.12.

     8.12 FURTHER ASSURANCES. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.

     8.13 "KNOWLEDGE" DEFINED. As used herein, "to the knowledge of the Company," "to the Company's knowledge," or any other similar phrase shall mean the actual knowledge of Boyd W. Hendrickson, John E. King, Jose C. Lynch, Roland G. Rapp and Mark Wortley.

     8.14 PUBLICITY. Pending the Closing, no party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Company and the Buyer, except to the extent required by law, in which case the other party shall have the opportunity to review and comment prior to disclosure.

     8.15 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

     8.16 PROVISIONS CONCERNING AGENT. The Agent shall be authorized (a) in connection with the Closing, to execute and deliver all certificates, documents and agreements on behalf of and in the name of the Securityholders and the Company necessary to effectuate the Closing and related transactions, (b) to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement and (c) to receive on behalf of the Securityholders any payments due from Buyer hereunder, including pursuant to Sections 1.8 and 1.9 and Article 6 hereof, and shall be responsible to distribute the same to the Persons entitled thereto, and delivery by the Buyer to the Agent of any such payments shall satisfy in full Buyer's obligations and forever discharge Buyer's liabilities with respect thereto; provided, however, that if the effect of any such amendment, modification or waiver on the Securityholders (other than the Warrantholders and their Affiliates) is different in any material and adverse respect from the effect on the Warrantholders and their Affiliates, then the prior written consent of a majority-in-interest of such Securityholders (determined based upon the number of shares of Common Stock held by such Securityholders and assuming the exercise or conversion of all Company Securities into Common Stock) shall also be required for such amendment, modification or waiver. The Agent shall also be authorized to take all actions on behalf of the Securityholders in connection with any claims under Article 6 of this Agreement, to initiate, prosecute, defend and/or settle such claims, and to make payments in respect of any claims brought against the amounts held by Escrow Agent in the Escrow Fund. The Agent will not receive a fee for serving as the agent of the Securityholders hereunder. The Agent shall be entitled to engage counsel and other advisors and the reasonable fees and expenses of such counsel and advisors may be paid from the Agent Fund. The Agent shall not be liable to any Securityholder for any action taken by it pursuant to this Agreement, and the Securityholders shall jointly and severally indemnify and hold the Agent harmless from any Losses arising out of it serving as agent hereunder, except in each case if and to the extent the Agent has engaged in bad faith or willful misconduct. The Agent is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Securityholders hereunder, and the Buyer, the Merger Sub and the Company agree that they will not look to the underlying assets of the Agent for the satisfaction of any obligations of the Company or Securityholders (or any of them). The Agent may resign as agent of the Securityholders hereunder, effective only upon appointment of a replacement agent with the prior written consent of a majority-in-interest of the Securityholders. All rights of the Agent to indemnification hereunder shall survive the resignation or removal of the Agent.

                                    ARTICLE 9
                                   DEFINITIONS

     The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

                                           SECTION OR PLACE
TERM:                                       WHERE DEFINED:
-----                                      ----------------
Actions                                    Section 2.14
Affiliate                                  Section 3.8
Agent                                      Preamble
Agent Fund                                 Section 1.8
Agreement                                  Preamble
Authorizations                             Section 2.16
Balance Sheet                              Section 2.7
Balance Sheet Date                         Section 2.7
Benefit Plans                              Section 2.19
Buyer                                      Preamble
Buyer Stock Purchase Agreement             Section 1.6
Certificate of Merger                      Section 1.2
CSFB Commitment                            Section 3.6
Closing                                    Section 1.2
Closing Date                               Section 1.2
Closing Date Distributable Amount          Section 1.6
Closing Merger Consideration               Section 1.6
Closing Merger Consideration Certificate   Section 1.6
Closing Tax Benefit                        Section 1.6
Code                                       Section 2.19
Common Equivalent Shares                   Section 1.10
Common Stock                               Section 1.6
Company                                    Preamble
Company Charter Documents                  Section 2.1
Company Intellectual Property              Section 2.12
Company Material Adverse Effect            Section 2.5
Company Securities                         Section 1.6
Credit Fees                                Section 1.6
Cut-Off Date                               Section 6.1

DGCL                                       Introduction
Dispute Resolution Auditor                 Section 1.9
Dissenting Shares                          Section 1.11
Effective Time                             Section 1.2
Environment                                Section 2.22
Environmental Claim                        Section 2.22
Environmental Laws                         Section 2.22
ERISA                                      Section 2.19
ERISA Affiliate                            Section 2.19
Escrow Agent                               Section 1.6
Escrow Agreement                           Section 1.6
Facility Sale Proceeds                     Section 1.6
Financial Statements                       Section 2.7
First Lien Credit Agreement                Section 1.6
GAAP                                       Section 2.7
General Escrow Fund                        Section 1.6
Government Programs                        Section 2.23
Governmental Authority                     Section 2.14
Guarantor                                  Preamble
Hazardous Substances                       Section 2.22
Health Care Claim                          Section 2.23
Health Care Laws                           Section 2.23
HSR Act                                    Section 4.5
Indebtedness                               Section 1.6
Indemnified Persons                        Section 4.8
Intellectual Property                      Section 2.12
Knowledge                                  Section 8.13
Lease                                      Section 2.11
Leased Real Property                       Section 2.11
Lender                                     Section 3.6
Letter of Transmittal                      Section 1.12
Liens                                      Section 2.8
Losses                                     Section 6.2
Material Contracts                         Section 2.13
Merger                                     Introduction
Merger Sub                                 Preamble
Objections Statement                       Section 1.9
Options                                    Section 1.6
Owned Property                             Section 2.11
Permitted Liens                            Section 2.10
Per-Share Amount                           Section 1.10
Pre-Closing Covenants                      Section 6.1
Pre-Closing Taxes                          Section 2.9
Proceeding                                 Section 4.8
Qualifying Buyer                           Section 3.6
Rollover Cash Amount                       Section 1.6

Rollover Share Amount                      Section 1.6
Rollover Shares                            Section 1.6
Sale Bonus Payments                        Section 1.6
Second Lien Credit Agreement               Section 1.6
Section 280G Payment                       Section 2.9
Securityholders                            Section 1.6
Sellers                                    Section 1.6
Service                                    Section 2.19
Shareholders Agreement                     Section 5.1
Specified Facilities                       Section 1.6
Stock Certificates                         Section 1.6
Straddle Period                            Section 2.9
Subsidiary                                 Section 2.4
Surviving Corporation                      Section 1.1
Tax or Taxes                               Section 2.9
Tax Cut-Off Date                           Section 6.1
Tax Dispute Resolution Auditor             Section 1.9(b)
Tax Escrow Fund                            Section 1.6
Tax Returns                                Section 2.9
Trigger Event Cash Bonus Agreements        Section 1.6
Trigger Event Cash Bonus Payments          Section 1.10
WARN                                       Section 2.18
Warrant Certificate                        Section 1.12
Warrantholders                             Preamble
Warrants                                   Section 1.6

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER:                                  COMPANY:

SHG HOLDING SOLUTIONS, INC.             SKILLED HEALTHCARE GROUP, INC.


By                                      By
   ----------------------------------      -------------------------------------
   (title)                                 (title)


MERGER SUB:                             WARRANTHOLDERS:
                                        (Solely for purposes of Sections 1.7,
SHG ACQUISITION CORP.                   1.10, 1.12 and Article 6)

                                        HERITAGE FUND II, L.P.
                                        By HF Partners II, L.L.C.,
                                           its general partner


By
   ----------------------------------
   (title)


                                        By
                                           -------------------------------------
                                                          Manager


                                        HERITAGE INVESTORS, II, L.L.C.


                                        By
                                           -------------------------------------
                                                          Manager

                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                        By its signature below, the undersigned
                                        agrees to (i) serve as the Agent for the Sellers in accordance with Section 8.16 and (ii) take all steps necessary to exercise its rights under Section 4.02 of the Shareholders' Agreement with respect to the Merger and to cause each party thereto to take all actions required of them under Section 4.03 of the Shareholders Agreement including, inter alia, to vote or consent to the adoption of this Agreement and to not seek appraisal under Delaware law (and is not signing this Agreement for any other purpose):

                                        HERITAGE PARTNERS MANAGEMENT COMPANY,
                                        LLP


                                        By
                                           -------------------------------------
                                           (title)

                      [SIGNATURE PAGE TO MERGER AGREEMENT]